EXHIBIT 99.1

NEWS RELEASE
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For Immediate Release

              NOVELIS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

ATLANTA, Sept. 15, 2006 - Novelis Inc. (NYSE: NVL) (TSX: NVL) today reported its financial results for the quarter ended March 31, 2006.

Through strong operating cash flows, the Company reduced its debt by $103 million during the first quarter, which was in excess of its principal payment obligations. Cash and cash equivalents at March 31, 2006, were $124 million, compared with $100 million at the end of 2005.

While Novelis generated positive cash flow during the quarter, it incurred a net loss of $74 million, or ($1.00) per diluted share, on sales of $2.3 billion, compared with the first quarter of 2005 when it reported net income of $22 million, or $0.30 per diluted share, on sales of $2.1 billion. Total rolled product shipments increased to 741 kilotonnes (kt) from 713 kt in the first quarter of 2005, an increase of approximately 4 percent.

Included in the net loss for the first quarter of 2006 is $102 million of income tax expense. Significant tax expense items in the quarter include:

o a $33 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where the Company believes, based on current facts and circumstances, it is more likely than not that it will not be able to utilize those losses;

o    $13 million of exchange translation and remeasurement items; and

o $44 million due to foreign tax rate differences resulting from the application of an estimated annual effective tax rate to profit and loss entities.

Of the $102 million of tax expense for the quarter, approximately $10 million is current tax expense. Cash taxes paid during the first quarter of 2006 were $12 million.

"We have incurred significant deferred tax expense during our first five quarters as a public company," said Chief Financial Officer, Rick Dobson. "While we expect our tax expense to decline by year-end, we are taking proactive tax planning actions to develop the most efficient tax structure for the Company."

Dobson added that Novelis plans to host an investor conference call on Friday, September 29, in which the Company will provide earnings and cash flow guidance for 2006 and 2007.

Earnings before income taxes in the first quarter of 2006 were $28 million, compared with $57 million for the year-earlier period. The 2006 pre-tax earnings were negatively impacted by a number of items, including higher metal prices that the Company was unable to pass through to certain customers as a result of metal price ceilings, higher energy and transportation costs, the adverse effects of currency exchange rates, and expenses related to the Company's restatement and review process and delayed financial reporting.

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As a result of metal price ceilings on a portion of the Company's can sheet sales in North America, Novelis was unable to pass on approximately $95 million of metal price increases in the first quarter. This was partially offset by the positive change in the fair market value of derivatives purchased to hedge this risk.

"Novelis business operations remain strong," said William T. Monahan, Chairman and Interim Chief Executive Officer, "and we continue to generate solid cash flow as we remain focused on debt reduction, efficient use of our global assets, and investments to upgrade our product portfolio. We also continue to work toward removing the remaining price ceilings."

FILING DEADLINES
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Under the indenture governing the Company's Senior Notes, Novelis is required to deliver to the trustee a copy of our periodic reports filed with the United States Securities and Exchange Commission (SEC) within the time periods specified by SEC rules. As a result of receiving an effective notice of default from the trustee on July 21, 2006, with respect to its 2005 Annual Report on Form 10-K and its Form 10-Q for the first quarter of 2006, the Company was required to file both financial reports by September 19, 2006. By filing the Form 10-Q for the first quarter of 2006 today, the Company has cured this default.

Novelis also received an effective notice of default from the trustee on August 24, 2006, with respect to its Form 10-Q for the second quarter of 2006, and is required to file this report by October 23, 2006. The Company expects to file its Form 10-Q for the second quarter before the deadline and to be current with its filings after it files its third-quarter report during the fourth quarter of the year.

Stated Monahan: "We have made progress in improving the quality of our financial reporting process and we expect this progress to continue through the balance of the year as we work toward becoming current with our SEC filings."

ABOUT NOVELIS
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Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries and has approximately 12,500 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

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

Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include, among other matters, our metal price ceiling exposure (including our intention to work toward removing remaining price ceilings), our expectation to return to a normal SEC reporting cycle by the end of 2006, and our intention to provide guidance for the remainder of 2006 and 2007 . Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such prices) or other raw materials we use; the effect of metal price ceilings in certain of our sales contracts; our ability to successfully negotiate with our customers to remove or limit metal price ceilings in our contracts; the effectiveness of our hedging activities, including our internal used beverage can and smelter hedges; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; continuing obligations and other relationships resulting from our spin-off from Alcan; changes in the relative values of various currencies; factors affecting our operations, such as litigation, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions; our ability to improve and maintain effective internal control over financial reporting and disclosure controls and procedures in the future; changes in the fair market value of derivatives; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers' industries; changes in government regulations, particularly those affecting environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreements and other financing arrangements; the continued cooperation of certain debtholders and regulatory authorities with respect to extensions of our 2006 filing deadlines; the development of the most efficient tax structure for the Company; and the payment of special interest due to our failure to timely file our SEC reports and the payment of fees in connection with any related waivers or amendments to our principal debt agreements. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, and may be discussed in subsequent filings with the SEC. Further, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005, are specifically incorporated by reference into this news release.

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MEDIA CONTACT:                                           INVESTOR CONTACT:
Charles Belbin                                           Eric Harris
404-814-4260                                             404-814-4304
charles.belbin@novelis.com                               eric.harris@novelis.com

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